AGREEMENT AND PLAN OF
MERGER

BECOMING ART INC.

and

OXFORD MEDIA ACQUISITION CORP.

and

OXFORD MEDIA CORP.

____________, 2005

AGREEMENT AND PLAN OF MERGER

I

PARTIES

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is entered into effective as of the ____ day of ________, 2005 (the “Effective Date”), by and between BECOMING ART INC., a Nevada corporation (“Parent”); OXFORD MEDIA ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and, OXFORD MEDIA CORP., a Delaware corporation (“Company”). Parent, Merger Sub, and Company are sometimes referred to collectively herein as the “Parties”, and each individually as a “Party”.

II

RECITALS

A. The Board of Directors of Parent has deemed it advisable, and in the best interests of Parent and its stockholders, that Parent, Merger Sub, and Company consummate the business combination and other transactions provided for herein in order to advance the long-term strategic business interests of Parent.

B. The Board of Directors of Merger Sub has deemed it advisable, and in the best interests of Merger Sub and its stockholder, that Merger Sub, Parent, and Company consummate the business combination and other transactions provided for herein in order to advance the long-term strategic business interests of Merger Sub.

C. Merger Sub is a direct, wholly-owned subsidiary of Parent, formed solely for the purpose of effecting the Merger and will conduct no activity and incur no liability or obligation other than as contemplated by this Agreement.

D. The Board of Directors of Company has deemed it advisable, and in the best interests of Company and its stockholders, that Company, Parent, and Merger Sub consummate the business combination and other transactions provided for herein in order to advance the long-term strategic business interests of Company.

E. The respective Boards of Directors of Parent, Merger Sub, and Company have approved, in accordance with applicable provisions of Nevada General Corporation Law, Delaware General Corporation Law, and Delaware General Corporation Law, respectively, this Agreement and the transactions contemplated hereby, including the Merger.

F. The Board of Directors of Company has resolved to recommend to its stockholders approval and adoption of this Agreement and approval of the Merger.

G. The Board of Directors of Merger Sub has resolved to recommend to its stockholder approval and adoption of this Agreement and approval of the Merger.

H. The Parties desire to make certain representations, warranties, and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

I. The Parties desire to enter into a transaction under which Merger Sub would merge into Company. As a result of the Merger, among other things: (i) Company would acquire and assume all of the assets, business, obligations, and liabilities of Merger Sub, as provided for and qualified herein; (ii) each issued and outstanding share of common stock of Company will be converted into shares of common stock of Parent in accordance with the provisions of this Agreement; (iii) each issued and outstanding share of common stock of Merger Sub will be converted into shares of common stock of Company in accordance with the provisions of this Agreement; (iv) Merger Sub would disappear and cease to be an active corporation; and (v) and, Company would become a direct, wholly-owned subsidiary of Parent.

J. For United States federal income tax purposes, and for purposes of state tax reporting, the Parties intend that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Code, and the Parties further intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 354(a) of the Code.

K. NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

III

DEFINED TERMS AND INTERPRETATION

3.1 Definitions. The following capitalized terms shall have the respective meanings specified in this Article III. Other terms defined elsewhere herein shall have meanings so given them.

3.1.1. Affiliate. “Affiliate” shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person.

3.1.2. Code. “Code” shall mean the Internal Revenue Code of 1986, as amended from time-to-time, and the rules and regulations thereunder.

3.1.3. Company Common Stock. “Company Common Stock” shall mean any share of the Common Stock, $.01 par value per share, of Company.

3.1.4. Confidential Information. “Confidential Information” shall mean any information concerning the businesses and affairs of a respective Party that is not already generally available to the public.

3.1.5. Control. “Control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

3.1.6. Delaware Law. “Delaware Law” shall mean the General Corporation Law of the State of Delaware, as amended.

3.1.7. Dissenting Share. “Dissenting Shares” shall mean the shares held by a Dissenting Stockholder.

3.1.8. Dissenting Stockholder. “Dissenting Stockholder” shall mean any holder of Company Common Stock outstanding immediately prior to the Effective Date who shall have not voted in favor of the Merger and who shall have made and perfected a proper demand in writing for payment of the value of said shares in accordance with all applicable dissenters’ rights statutes in accordance with Delaware Law, and who has not effectively withdrawn or lost the right to such payment.

3.1.9. Intellectual Property. “Intellectual Property” (also referred to as “Intellectual Property Assets”) shall mean and include the following, as well as all other general intangibles of a like nature and all (i) goodwill, and (ii) confidential data or information relating to the below listed items, for each respective party:

(a) The Party’s full legal name and all derivations thereof used by that Party, all fictional business names, trading names, designs, registered and unregistered trademarks, registered and unregistered service marks, and applications (collectively, the “Marks”);

(b) All patents, patent applications, and inventions and discoveries that may be patentable (collectively, the “Patents”);

(c) All copyrights in both published works and unpublished works (collectively, the “Copyrights”);

(d) All rights in mask works (collectively, the “Rights in Mask Works”); and

(e) All know-how, trade secrets, confidential information, customer lists, computer software, databases, source codes, object codes, works of authorship, know-how, technical information, data, process technology, user interfaces, proprietary concepts, ideas, techniques, business models and methodologies, plans, drawings, and blue prints owned, used, or licensed by Parent as licensee or licensor (collectively, the “Trade Secrets”).

3.1.10. IRS. “IRS” shall mean the Internal Revenue Service.

3.1.11. Knowledge. “Knowledge” shall mean actual knowledge after reasonable investigation.

3.1.12. Material Adverse Change. “Material Adverse Change” shall mean a change which results in a Material Adverse Effect.

3.1.13. Material Adverse Effect. “Material Adverse Effect” shall mean the following meaning:

(a) with respect to Company, (i) a material adverse effect (whether taken individually or in the aggregate with all other such effects) on the financial condition, business, results of operations or properties of Company; (ii) an effect which would materially impair Company’s ability to timely to consummate the transactions contemplated under this Agreement; or, (iii) any event, circumstance or condition affecting Company which would prevent or materially delay the consummation of the transactions contemplated under this Agreement;

(b) with respect to Parent, (i) a material adverse effect (whether taken individually or in the aggregate with all other such effects) on the financial condition, business, results of operations or properties of Parent; (ii) an effect which would materially impair Parent’s ability timely to consummate the transactions contemplated under this Agreement; or, (iii) any event, circumstance or condition affecting Parent which would prevent or materially delay the consummation of the transactions contemplated by this Agreement; and

(c) with respect to the Merger Sub, (i) a material adverse effect (whether taken individually or in the aggregate with all other such effects) on the financial condition, business, results of operations or properties of Merger Sub; (ii) an effect which would materially impair Merger Sub’s ability to timely to consummate the transactions contemplated under this Agreement; or, (iii) any event, circumstance or condition affecting Merger Sub which would prevent or materially delay the consummation of the transactions contemplated under this Agreement

3.1.14. Merger Consideration. “Merger Consideration” shall mean the consideration which each holder of Company Common Stock is entitled to receive pursuant to Section 4.4, below.
3.1.15. Merger Sub Stock. “Merger Sub Stock” shall mean any share of the Common Stock, $.001 par value per share, of Merger Sub.

3.1.16. Nevada Law. “Nevada General Corporation Law” shall mean the General Corporation Law of the State of Nevada, as amended.

3.1.17. Ordinary Course of Business. “Ordinary Course of Business” shall mean the course of business procedures and practices consistent with past custom and practice (including with respect to quantity and frequency).

3.1.18. Parent Common Stock. “Parent Common Stock” shall mean any share of the Common Stock, $.001 par value per share, of Parent.

3.1.19. Person. “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, unincorporated organization, governmental entity, or any other type of entity.

3.1.20. Requisite Stockholder Approval. “Requisite Stockholder Approval” shall mean the affirmative vote of the holders of a majority of that company’s issued and outstanding shares entitled to vote on the Merger actually voting in favor of this Agreement and the Merger.

3.1.21. SEC. “SEC” shall mean the Securities and Exchange Commission.

3.1.22. SEC Filings. “SEC Filings” shall mean that Person’s filings with the SEC.

3.1.23. Security Interest. “Security Interest” shall mean any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

3.1.24. Subsidiary. “Subsidiary” shall mean any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

3.1.25. Surviving Corporation. “Surviving Corporation” shall mean the corporate entity of Company as existing immediately after the Merger.

3.1.25. Surviving Corporation Common Stock. “Surviving Corporation Common Stock”shall mean any share of the Common Stock, $.01 par value per share, of the Surviving Corporation.

3.1.26. Tax or Taxes. “Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

3.1.27. Tax Return. “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

3.1.28. Transaction Expenses. “Transaction Expenses” shall mean and include all reasonable, actual, and documented out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, and investment bankers to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to (i) the authorization, preparation, negotiation, execution, and performance of this Agreement; (ii) the preparation, printing, filing, and mailing of any SEC Filings made or contemplated by that Party in connection with this Agreement and the transactions envisioned hereunder; and, (iii) all other matters related to the consummation of the transactions contemplated under this Agreement.

3.2 Accounting Terms and Determinations. All accounting terms used in this Agreement and not otherwise defined shall have the meaning accorded to them in accordance with GAAP and, except as expressly provided herein, all accounting determinations shall be made in accordance with GAAP, consistently applied. When used herein, the term “financial statements” shall include the notes and schedules attached thereto. The term “GAAP” means generally accepted accounting principles consistently applied as in effect from time to time.
3.3 Interpretation.

3.3.1. Provision Not Construed Against Party Drafting Agreement. This Agreement is the result of negotiations by and between the Parties, and each Party has had the opportunity to be represented by independent legal counsel of its choice. This Agreement is the product of the work and efforts of all Parties, and shall be deemed to have been drafted by all Parties. In the event of a dispute, no Party hereto shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party.

3.3.2. Number and Gender. Wherever from the context it appears appropriate, (i) each term stated either in the singular or plural shall include the singular and plural; and, (iii) wherever from the context it appears appropriate, the masculine, feminine, or neuter gender, shall each include the others

3.3.3. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set out in full herein.

3.3.4. Article and Section Headings. The article and section headings used in this Agreement are inserted for convenience and identification only and are not to be used in any manner to interpret this Agreement.

3.3.5. Severability. Each and every provision of this Agreement is severable and independent of any other term or provision of this Agreement. If any term or provision hereof is held void or invalid for any reason by a court of competent jurisdiction, such invalidity shall not affect the remainder of this Agreement.

3.3.6. Entire Agreement. This Agreement, and all references, documents, or instruments referred to herein, contains the entire agreement and understanding of the Parties hereto in respect to the subject matter contained herein. The Parties have expressly not relied upon any promises, representations, warranties, agreements, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes any and all prior written or oral agreements, understandings, and negotiations between the Parties with respect to the subject matter contained herein.

3.4 Additional Definitions and Interpretation Provisions. For purposes of this Agreement, (i) those words, names, or terms which are specifically defined herein shall have the meaning specifically ascribed to them; (ii); the words “hereof”, “herein”, “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement; (iii) all references to designated “Articles”, “Sections”, and to other subdivisions are to the designated Articles, Sections, and other subdivisions of this Agreement as originally executed; (iv) all references to “Dollars” or “$” shall be construed as being United States dollars; (v) the term “including” is not limiting and means “including without limitation”; and, (vi) all references to all statutes, statutory provisions, regulations, or similar administrative provisions shall be construed as a reference to such statute, statutory provision, regulation, or similar administrative provision as in force at the date of this Agreement and as may be subsequently amended.

IV

THE MERGER

4.1 Basic Transaction. On and subject to the terms and conditions of this Agreement, and pursuant to Delaware Law, Merger Sub will merge with and into Company (the “Merger”) at the Effective Date. Immediately following the Merger, the corporate existence of Merger Sub will cease and Company will continue as the surviving corporation of the Merger, and is sometimes referred to herein as the Surviving Corporation. Surviving Corporation will succeed to and assume all of the rights and obligations of Merger Sub in accordance with Delaware Law.

4.2 Effects of the Merger.

4.2.1. General. The Merger shall become legally effective at the time Company and Merger Sub file a Certificate of Merger in the form attached hereto as Exhibit 4.2.1. (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, which shall be referred to herein as the “Effective Date”. The Merger shall have the effect set forth in Delaware Law. Surviving Corporation may, at any time after the Effective Date, take any action (including, but not limited to, executing, delivering, filing, or recording, any document) in the name and on behalf of either Company or Merger Sub in order to carry out and effectuate the transactions contemplated by this Agreement or as required under Delaware Law.

4.2.2. Certificate of Incorporation. The Certificate of Incorporation of Company in effect at and as of the Effective Date shall remain the Certificate of Incorporation of Surviving Corporation after the Effective Date without any further modification or amendment until thereafter as may amended as provided therein and as permitted by Delaware Law and this Agreement (the “Certificate”).

4.2.3. Bylaws. The Bylaws of Company in effect at and as of the Effective Date shall remain the Bylaws of the Surviving Corporation without any further modification or amendment until thereafter as may be amended in accordance with Delaware Law and as provided in the Certificate and the Bylaws of Company (the “Bylaws”).

4.2.4. Directors and Officers of Company. Each and every one of the directors and officers of Company in office at and as of the Effective Date will retain their respective position(s) as of an on the Effective Date, and they shall serve until their respective successors are duly elected or appointed and qualified.

4.2.5. Directors and Officers of Parent. In accordance with the following and as reflected on Exhibit 4.2.5., attached hereto and incorporated herein by reference:

(i) Immediately prior to the Effective Date the directors of Parent will have taken all necessary action to remove all officers of Parent and designate and appoint the individuals noted on Exhibit 4.2.5. to assume their respective officer positions as of and at the Effective Date.

(ii) Immediately prior to the Effective Date the directors of Parent will have taken all necessary action to (1) appoint as directors those individuals listed on Exhibit 4.2.5.; and, (2) accept resignations from all other directors of the Company, with said resignations and appointments to be effective as of the acceptance of the SEC Filings made in connection with this Section 4.2.5.

(iii) The new directors and officers of Parent shall retain their respective positions until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

4.3 Conversion of Merger Sub Stock. Subject to the terms and conditions of this Agreement, at the Effective Date, by virtue of the Merger and without any further action on the part of the Parties, each share of Merger Sub Stock issued and outstanding immediately prior to the Effective Date shall be converted into and become one (1) validly issued, fully paid, and nonassessable share of Surviving Corporation Common Stock. Each certificate evidencing ownership of shares of Merger Sub Common Stock outstanding immediately prior to the Effective Date shall evidence ownership of such shares of capital stock of the Surviving Corporation, and such converted shares, collectively, will represent all of the issued and outstanding Surviving Corporation Common Stock of the Surviving Corporation.

4.4 Conversion of Company Common Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Date, by virtue of the Merger and without any action on the part of Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

4.4.1. Conversion of Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Date(other than any shares of Company Common Stock to be canceled pursuant to Section 4.4.2. or Section 4.4.3., below, and any Dissenting Shares, as defined in Section 4.6, below) will be canceled and extinguished and automatically converted into the right to receive, upon surrender of the certificate(s) representing such Company Common Stock in the manner provided in Section 5.1, below (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit, and bond, if required, in the manner provided in Section 5.2, below), one (1) duly authorized, validly issued, fully paid, and nonassessable shares of Parent Common Stock. Each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of Delaware Law. As of the Effective Date, all such shares of Company Common Stock will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate or a certificate which immediately prior to the Effective Date represented outstanding shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

4.4.2. Cancellation of Treasury and Parent-Owned Shares. All Company Common Stock held by the Company or owned by Merger Sub, Parent, or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Date shall be canceled and extinguished without any conversion thereof.

4.4.3. Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall receive a total number of Parent Common Stock rounded down to the closest whole number.

4.4.4. Stock Options; Employee Stock Purchase Plans.

(i) At the Effective Date, by virtue of the Merger and without any action on the part of any holder of outstanding options to purchase Company Common Stock (the “Company Stock Options”), each Company Stock Option, whether vested or unvested, and all stock option plans or other equity-related plans of the Company (the “Company Stock Plans”), insofar as they relate to Company Stock Options, shall be assumed by Parent and the Company Stock Options shall become an option to acquire shares of Parent Common Stock, on the same terms and conditions as were applicable under the Company Stock Option immediately prior to the Effective Date, except that (i) such assumed Company Stock Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product (rounded down to the nearest whole number of shares of Parent Common Stock) obtained by multiplying the number of shares of Company Common Stock issuable upon the exercise of such Company Stock Option immediately prior to the Effective Time by the conversion ratio referenced in Section 4.4.1., above; and, (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Options shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing the exercise price per share of the Company Common Stock for which the Company Stock Option was exercisable immediately prior to the Effective Time by the conversion ratio referenced in Section 4.4.1., above.

(ii) The rights and preferences of all affected Persons under similar or related plans or arrangements, such as stock appreciation, phantom stock, profit participation, or other similar rights, shall remain substantially unaffected by the Merger and shall be treated in a manner substantially similar to that under subparagraph (i), above.

(iii) As promptly as practicable after the Closing Date, Parent shall issue to each holder of an outstanding Company Stock Option immediately prior to the Effective Date a document evidencing the foregoing assumption of such Company Stock Option.

4.4.5. No Further Ownership Rights in Company Common Stock. Payment of the Merger Consideration shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Stock, and after the Effective Date, there shall be no further registration of transfers on the records of the Surviving Corporation of the Company Common Stock which were outstanding immediately prior to the Effective Date. If, after the Effective Date, certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in Article V, below.

4.5 Parent Shares. Each share of Parent Common Stock issued and outstanding at and as of the Effective Date will remain issued and outstanding.

4.6 Dissenting Shares.

4.6.1. General. Notwithstanding any provision of this Agreement to the contrary, the Dissenting Shares of each Dissenting Stockholder shall not be converted into, or represent the right to receive, any shares of Parent Common Stock under Section 4.4.1., above. Instead, Dissenting Stockholders shall be entitled to receive payment of the appraised value of such Dissenting Shares held by them in accordance with the provisions of Delaware Law. However, all Dissenting Shares held by Dissenting Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Dissenting Shares under Delaware Law shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Date, the right to receive Parent Common Stock under Section 4.4.1., above.

4.6.2. Notice. Company shall give Parent (i) prompt notice of any demands for appraisal received by Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

4.7 Taking of Necessary Action; Further Action. If, at any time after the Effective Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Corporation with full right, title, and possession to all assets, property, rights, privileges, powers, and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary action.

4.8 Tax-Free Reorganization. The Parties intend that the Merger be treated as a tax free plan of reorganization under Section 368(a) of the Code. The Parties shall not take a position on any Tax Return or before any taxing authority that is inconsistent with this Section 4.8 unless otherwise required by a final and binding determination or resolution of a governmental body with appropriate jurisdiction, and each Party agrees to promptly notify the other Parties of any assertion by a taxing authority of a position that is inconsistent with this Section 4.8. No Party represents or warrants that the Merger will qualify as reorganization under the Code.

V

SHARE AND CASH ISSUANCE

5.1 Issuance of Parent Common Stock. At the Closing, Parent shall issue share certificates of Parent Common Stock in a total amount equal to the conversion ratio referenced in Section 4.4.1. times the number of outstanding shares of Company Common Stock (other than any Dissenting Shares). The Parent Common Stock shall be issued hereunder to each record holder of outstanding Company Common Stock, in the form of a share certificate representing the number of shares of Parent Common Stock to which he is entitled, in exchange for his surrender of his share certificates which represented his shares of Company Common Stock.

5.2 Lost, Stolen, or Destroyed Certificates. In the event that any certificates shall have been lost, stolen, or destroyed, Parent shall transfer the Merger Consideration payable with respect to such lost, stolen, or, destroyed certificates upon the making of an affidavit of that fact by the holder thereof. However, Parent may, in its sole discretion and as a condition precedent to the payment of such portion of the Merger Consideration, require the owner of such lost, stolen, or destroyed certificates to deliver a bond in such reasonable and customary amount as it may direct as indemnity against any claim that may be made against Parent or Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed.

5.3 Cash Payment for Dissenting Shares. At the Closing, Parent shall tender all necessary cash payments for the Dissenting Shares, as required under Section 4.6, above. In connection therewith, Parent and Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local, or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

5.4 Surrender of Merger Sub Share Certificates. Promptly after the Effective Date, Surviving Corporation shall issue, as appropriate, the correct number of shares of Company Common Stock to holders of Merger Sub Stock.

VI

REPRESENTATIONS AND WARRANTIES BY PARENT

Parent hereby represents and warrants to Company as follows:

6.1 Generally. Parent represents and warrants to Company that the statements contained in this Article VI are correct and complete as of the Effective Date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article VI), except as expressly set forth to the contrary herein and in Schedules attached to this Agreement, corresponding to the lettered and numbered paragraphs contained in this Article VI.

6.2 Organization and Qualification. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Parent is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.

6.3 Subsidiaries. Schedule 6.3, attached hereto and incorporated herein by reference, sets forth for each subsidiary of Parent (i) its name and jurisdiction of incorporation, and (ii) the percentage of such Person’s issued and outstanding shares of capital stock owned by Parent.

6.4 Authorization.

6.4.1. Operation of Business. Parent has the requisite corporate power and authority and all requisite licenses, permits and franchises necessary to own and operate its properties and to carry on its business as now being conducted.

6.4.2 Execution of Agreement. Parent has the requisite corporate power and authority and has obtained all approvals and consents necessary to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder. All corporate proceedings have been taken and all corporate authorizations have been secured which are necessary to authorize the execution, delivery and performance by Parent of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes the valid and binding obligations of Parent, enforceable in accordance with the respective terms.

6.5 Effect of Agreement. As of the Closing, the consummation by Parent of the transactions herein contemplated, including the execution, delivery and consummation of this Agreement, will comply with all applicable law and will not:

(a) Violate any judgment, statute, law, code, act, order, writ, rule, ordinance, regulation, governmental consent or governmental requirement, or determination or decree of any arbitrator, court, or other governmental agency or administrative body, which now or at any time hereafter may be applicable to and enforceable against the relevant party, work, or activity in question or any part thereof (collectively, “Requirement of Law”) applicable to or binding upon Parent or the Parent Common Stock to be issued hereunder;
(b) Violate (i) the terms of the Certificate of Incorporation or Bylaws of Parent; or, (ii) any material agreement, contract, mortgage, indenture, bond, bill, note, or other material instrument or writing binding upon Parent or to which Parent is subject;

(c) Accelerate or constitute an event entitling the holder of any indebtedness of

Parent to accelerate the maturity of such indebtedness or to increase the rate of interest presently in effect with respect to such indebtedness; or

(d) Result in the breach of, constitute a default under, constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any part of the assets of Parent or any other assets of Parent under any agreement, commitment, contract (written or oral) or other instrument to which Parent is a party, or by which any of its assets (or any part thereof) is bound or affected.

6.6 Consents. No consents, approvals or other authorizations or notices, other than those which have been obtained and are in full force and effect, are required by any state or federal regulatory authority or other Person or entity in connection with the execution and delivery of this Agreement and the performance of any obligations contemplated hereunder.

6.7 Legal Proceedings. Except as set forth in the SEC Filings of Parent and in Schedule 6.7, attached hereto and incorporated herein by reference, there is no claim, legal action, suit, arbitration, investigation or hearing, notice of claims or other legal, administrative or governmental proceedings pending or to the best knowledge of Parent, threatened against Parent (or in which Parent is plaintiff or otherwise a party thereto), and, to the best knowledge of Parent, there are no facts existing which might result in any such claim, action, suit, arbitration, investigation, hearing, notice of claim or other legal, administrative or governmental proceeding. Parent has not waived any statute of limitations or other affirmative defense with respect to any of its liabilities. There is no continuing order, injunction or decree of any court, arbitrator or governmental or administrative authority to which Parent is a party or to which it or any of its assets are subject. Parent has not been permanently or temporarily enjoined or barred by order, judgment or decree of any court or other tribunal or any agency or regulatory body from engaging in or continuing any conduct or practice.

6.8 Regulatory Compliance. To the best Knowledge of Parent, it has not violated any Requirement of Law, the violation of which would be reasonably likely to have a Material Adverse Effect. Further, Parent and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Parent’s failure to comply with ERISA that could result in Parent’s incurring any material liability. Parent is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

6.9 Capitalization. Parent is authorized to issue seventy five million (75,000,000) shares of Parent Common Stock. Two million eight hundred eighty-four thousand five hundred fifty (2,884,550) shares of Parent Common Stock are issued and outstanding. All of the issued and outstanding Parent Common Stock has been duly authorized and is validly issued, fully paid, and nonassessable. Other than as otherwise provided for herein or reflected Schedule 6.9, attached hereto and incorporated herein by reference, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Parent to issue, sell, or otherwise cause to become outstanding any of its capital stock.

6.10 Parent Common Stock to be Issued. The Parent Common Stock to be issued pursuant to the provisions of this Agreement will, upon such transfer, be duly authorized, legally and validly issued, fully paid and nonassessable, and free and clear of all liens, mortgages, pledges, and other encumbrances of any nature, unless expressly provided herein to the contrary.

6.11 Employee Benefit Plans. Except as set forth in the SEC Filings of Parent and in Schedule 6.11, attached hereto and incorporated herein by reference, Parent is not a party to any written or oral (i) contract with any labor union, (ii) bonus, pension, profit-sharing, retirement, deferred compensation, savings, stock purchase, stock option, hospitalization, insurance or other plan providing employees benefits, (iii) employment, agency, consulting or similar contract which cannot be terminated by it in one hundred twenty (120) days or less, without cost, or (iv) any other plan, agreement or arrangement governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

6.12 Permits and Licenses. Parent has all licenses and permits (federal, state, and local) required by governmental authorities to own, operate and carry on its business as now being conducted, and such licenses and permits are in full force and effect. No violations are or have been recorded in respect to the licenses or permits, included but not limited to fire and health and safety law violations, and no proceeding is pending or threatened looking toward the revocation or limitation of any of them.

6.13 Customers and Suppliers. The books and records of Parent contain a correct and complete list of each of the customers and suppliers of Parent who have dealt with Parent during the last five (5) years (the “Customers and Suppliers”). Parent has taken all commercially reasonable steps to maintain the confidentiality of the Customers. To Parent’s best Knowledge:

(a) None of the Customers or Suppliers, or any other person or entity having material business dealings with Parent will or may cease to continue such relationship with Parent;

(b) None of the Customers or Suppliers, or any other person or entity having material business dealings with Parent will or may substantially reduce the extent of such relations with Parent at any time from or after the Closing;

(c) There are no other existing or contemplated material modifications or changes in the business relationship of any Customers or Suppliers with Parent;

(d) There are no existing conditions or state of facts or circumstances which have or would have a Material Adverse Effect on the relationship of Parent with Customers or Suppliers after Closing, or which has prevented or will prevent such business from being carried on after the Closing in essentially the same manner as it is currently carried on.

6.14 Leases and Similar Agreements. Except as set forth in the SEC Filings of Parent and in Schedule 6.14, attached hereto and incorporated herein by reference, Parent is not a party to, nor are any of its assets bound by or subject to, any leases or other similar agreements or instruments, whether as lessor or lessee. With regard to all such disclosed leases and similar agreements, Parent has delivered to Company any and all consents or waivers of other parties necessary for the continuation of the leases and similar agreements upon the same terms and conditions in effect as of the Closing.

6.15 Material Agreements. Except as set forth in the SEC Filings of Parent and in Schedule 6.15, attached hereto and incorporated herein by reference, Parent is not a party to, nor are any of its assets bound by or subject to, any of the following:

(a) license agreement, assignment or contract (whether as licensor or licensee, assignor or assignee) relating to trademarks, trade names, patents or copyrights (or applications therefore), know-how or technical assistance, or other proprietary rights (other than trademark agreements which are entered into in the ordinary course of Parent’s business in conjunction with sales agreements;

(b) agreement or other arrangement for the sales of goods or services by Parent to any government or governmental authority (other than pursuant to open purchase orders issued by such entities);

(c) agreement with any vendor, distributor, dealer, sales agent or representative other than contracts or orders for the purchase or sale of goods made in the usual and Ordinary Course of Business at an aggregate price per contract or order of less than $10,000 and a terms of less than ninety days under any such contract or order;

(d) agreement with any supplier or customer with respect to discounts (other than those reflected on Parent’s current price lists) or allowances or extended payment terms;

(e) joint venture or partnership agreement with any other person;

(f) agreement which restricts Parent from doing business anywhere in the world; or

                                (g) long-term services agreement.

6.16 Employment Agreements. Except as set forth in the SEC Filings of Parent and in Schedule 6.16, attached hereto and incorporated herein by reference, and except as otherwise provided for herein, Parent is not a party to any employment agreement, independent contractor agreement, or similar arrangement or agreement, whether it be reduced to written form or an oral promise.

6.17 Restrictive Covenant Agreements. Schedule 6.17, attached hereto and incorporated herein by reference, represents a list of all restrictive covenant agreements and arrangements held by Parent with regard to its business. Copies of all such contracts are also attached hereto as part of Schedule 6.17.

6.18 Accounts Receivable. All accounts receivable of Parent arose from valid sales transactions in the Ordinary Course of Business and represent valid obligations due Parent, and represent valid obligations due Parent, and are collectible in the Ordinary Course of Business in the aggregate recorded amounts thereof in accordance with their terms.

6.19 Insurance Policies. All insurance policies maintained by Parent on its assets, business, officers and personnel provide adequate and sufficient liability and property damage coverage commensurate with the business practices of Parent. Parent does not conduct any business which would result in the cancellation of, or a material increase in the premiums, for any of its insurance policies.

6.20 Environmental Matters. To the best Knowledge of Parent, with regard to matters of environmental compliance:

(a) Parent has conducted and is conducting its business, and has used and is using its properties, whether currently owned, operated or leased or owned, operated or leased by Parent at any time in the past; and at the time of acquisition of any security interest, all properties in which Parent has a security interest had always been used, in compliance with all applicable federal, and state and local environmental laws and regulations, except where the failure to comply with such laws and regulations, in the aggregate, has not had and could not have a material adverse effect on the condition (financial or otherwise), business or properties of Parent.

(b) Neither Parent nor any property currently owned, operated or leased or which has been owned, operated or leased by Parent, is subject to any existing, pending or threatened investigation, action or proceeding, including any notice of violation, by any governmental authority regarding contamination of any part of such property or infractions of any law, statute, ordinance or regulation or any license or permit issued by any government agency pertaining to health, industrial hygiene or environmental safety or environmental conditions on, under or about such property, except where such investigations, actions, proceedings, notifications or infractions, in the aggregate, have not had and could not have a material adverse effect on the condition (financial or otherwise), business or properties of Parent.

(c) Except as set forth in Schedule 6.20, attached hereto and incorporated herein by reference, there are no underground storage tanks or toxic or hazardous wastes, substances, or materials, or pollutants or contaminants, including asbestos, presently located on or under any property which is currently or has been owned, operated or leased by Parent; there were no underground storage tanks or toxic or hazardous wastes, substances, or materials, or pollutants or contaminants, including asbestos, located on or under any property in which Parent or Parent has or had an interest. As used herein, the terms toxic or hazardous wastes, substances or materials, pollutants and contaminants mean any material which is or becomes during the term of this Agreement regulated or controlled as a hazardous or toxic waste or environmental pollutant under any federal, state or local law, ordinance, order, decree or regulation currently in effect and applicable to Parent or any property owned, operated or leased by Parent.

6.21 Other Arrangements. Parent is not a party to any contract, commitment or agreement, nor are any of its assets subject to, or bound or affected by, any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character which is not applicable to Parent generally, which would, individually or in the aggregate, cause a Material Adverse Effect on Parent. Parent is also not a party or subject to any agreement, contract or other obligation which would require the making of any payment, other than payments contemplated by this Agreement, to any other person as a result of the consummation of the transactions contemplated herein.

6.22 Undisclosed Liabilities. Parent does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes, except for (i) liabilities set forth in the Parent Financial Statements, and (ii) liabilities which have arisen after the date of the Parent Financial Statements in the Ordinary Course of

Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

6.23 Material Defaults. Parent is not in material default, or alleged to be in default, under any material agreement, contract, lease, mortgage, commitment, instrument or obligation, and no other party to any agreement, contract, lease, mortgage, commitment, instrument or obligation to which Parent is a party is in default thereunder, which default would materially and adversely affect the properties, assets, business or prospects of Parent.

6.24 Tax Returns and Disputes. Parent has filed all Tax Returns (federal, state and local) required to be filed by it, and all such Tax Returns filed are complete and accurate in all material respects. Parent has paid all Taxes shown to be due and payable on the returns or any assessments or penalties received by it and all other Taxes (federal, state and local) due and payable by it. Parent has collected and withheld all Taxes which it has been required to collect or withhold and has timely submitted all such collected and withheld amounts to the appropriate authorities. Parent is in compliance with the back-up withholding and information reporting requirements under the Code and any state, local or foreign laws, and the rules and regulations thereunder.

6.25 Title to Assets. Parent has good and marketable title to all of its assets, free and clear of all liens, mortgages, conditional sale and other title retention agreements, pledges, assessments, tax liens and other encumbrances of any nature, except as expressly disclosed on Schedule 6.25, attached hereto and incorporated herein by reference.

6.26 Condition of Assets. The assets of Parent are in good operating condition and repair, subject to reasonable wear and tear, constitute all of the assets used in the conduct of the business, and are sufficient for the proper operation of the Ordinary Course of Business.

6.27 Intellectual Property Assets. The Intellectual Property Assets are all those necessary for the operation of the business of Parent as it is currently conducted, and are listed on Schedule 6.27, attached hereto and incorporated herein by reference. Parent is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets. To the extent that any employee or former employee of Parent has developed or invented or otherwise produced any of the Intellectual Property Assets, all such former and current employees of Parent have executed written contracts that assign to Parent all rights to any inventions, improvements, discoveries, or information relating to the Intellectual Property Assets. No such employee or former employee has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than Parent. With regard to different aspects of the Intellectual Property Assets:

6.27.1. Patents.

(i) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date.

(ii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Parent’s Knowledge, there is no potentially interfering patent or patent application of any third party.

(iii) No Patent is infringed or, to Parent’s Knowledge, has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by Parent infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(iv) All products made, used, or sold under the Patents have been marked with the proper patent notice.

6.27.2. Trademarks.

(i) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety days after the Closing Date.

(ii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Parent’s Knowledge, no such action is Threatened with the respect to any of the Marks.

(iii) To Parent’s Knowledge, there is no potentially interfering trademark or trademark application of any third party.

(iv) No Mark is infringed or, to Parent’s Knowledge, has been challenged or threatened in any way. None of the Marks used by Parent infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

(v) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

6.27.3. Copyrights.

(i) All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety days after the date of Closing.

(ii) No Copyright is infringed or, to Parent’s Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

(iii) All works encompassed by the Copyrights have been marked with the proper copyright notice.

6.27.4. Trade Secrets.

(i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the Knowledge or memory of any individual.

(ii) Parent has taken all reasonable precautions to protect the secrecy, confidentiality, and value of the Trade Secrets.

(iii) Parent has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public Knowledge or literature, and, to Parent’s Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person or to the detriment of Parent. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

6.28 Financial Condition. The financial statements of Parent as reflected in the most recently filed Parent’s SEC Filings requiring to contain financial statements (collectively, the “Parent Financial Statements”) present fairly the financial position, results of operations, and cash flows of Parent at the dates and for the fiscal periods then ended, in accordance with GAAP. There has been no Material Adverse Change in the Parent Financial Statements.

6.29 No Other Material Adverse Change. Since 01 January 2005 there has been no Material Adverse Change in the business, financial condition, results of operations, assets, or liabilities of Parent, including but not limited to the following:

(a) Any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties, assets, business or prospects of Parent;
(b) Any change in the accounting methods or practices followed by Parent or any change in the depreciation or amortization policies or rates adopted by Parent (whether or not presently outstanding), except liabilities incurred, and obligations under agreements entered into, in the ordinary course of business; or

(c) Any sale, lease, abandonment or other disposition by Parent, other than in the ordinary course of business, of any machinery, equipment or other operating properties directly or indirectly related to Parent.

6.30 Other Matters. Parent has not taken and has not agreed to take any action, and has no Knowledge of any fact or circumstances that would materially impede or delay the consummation of the transactions contemplated hereby.

6.31 Disclosure. The representations and warranties of Parent contained in this Agreement and in the SEC Filings of Parent and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading to the Stockholders.

6.32 Advice of Changes. Between the Effective Date hereof and the Closing Date, Parent shall promptly advise Company in writing of any fact which, if existing or known at the Effective Date, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known at the Effective Date, would have made any of the representations contained herein untrue.

6.33 Lack of Fairness Opinion. The Board of Directors of Parent has made a well informed, independent, good faith decision to not obtain any type of written opinion from a qualified professional that the Merger is fair, from a financial point of view.

6.34 Tax-Free Transaction. Neither Parent nor any of its Subsidiaries knows of any fact or has taken, or failed to take, any action that could prevent the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Code.

VII

REPRESENTATIONS AND WARRANTIES BY COMPANY

Company hereby represents and warrants to Parent and Merger Sub as follows:

7.1 Generally. Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article VII are correct and complete as of the Effective Date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article VII), except as expressly set forth to the contrary herein and in Schedules attached to this Agreement, corresponding to the lettered and numbered paragraphs contained in this Article VII.
7.2 Organization and Good Standing. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

7.3 Subsidiaries. Schedule 7.3, attached hereto and incorporated herein by reference, sets forth for each subsidiary of Company (i) its name and jurisdiction of incorporation, and (ii) the percentage of such Person’s issued and outstanding shares of capital stock owned by Company.

7.4 Authorization.

7.4.1. Operation of Business. Company has the requisite corporate power and authority and all requisite licenses, permits and franchises necessary to own and operate its properties and to carry on its business as now being conducted.

7.4.2 Execution of Agreement. Company has the requisite corporate power and authority and has obtained all approvals and consents necessary to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder. All corporate proceedings have been taken and all corporate authorizations have been secured which are necessary to authorize the execution, delivery and performance by Company of this Agreement. This Agreement has been duly and validly executed and delivered by Company and constitutes the valid and binding obligations of Company, enforceable in accordance with the respective terms, provided, however, that Company cannot consummate the Merger unless and until it receives the Requisite Stockholder Approval.

7.5 Effect of Agreement As of the Closing, the consummation by Company of the transactions herein contemplated, including the execution, delivery and consummation of this Agreement, will comply with all applicable law and will not:

(a) Violate any Requirement of Law applicable to or binding upon Company;
(b) Violate (i) the terms of the Certificate of Incorporation or Bylaws of Company; or, (ii) any material agreement, contract, mortgage, indenture, bond, bill, note, or other material instrument or writing binding upon Company or to which Company is subject;

(c) Accelerate or constitute an event entitling the holder of any indebtedness of Company to accelerate the maturity of such indebtedness or to increase the rate of interest presently in effect with respect to such indebtedness; or

(d) Result in the breach of, constitute a default under, constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets or any other properties of Company under any agreement, commitment, contract (written or oral) or other instrument to which Company is a party or by which it is bound or affected.

7.6 Consents. No consents, approvals or other authorizations or notices, other than those which have been obtained and are in full force and effect, are required by any state or federal regulatory authority or other Person or entity in connection with the execution and delivery of this Agreement and the performance of any obligations contemplated hereunder.

7.7 Legal Proceedings. There are no legal, administrative, arbitral or other actions, claims, suits or proceedings or investigations instituted or pending or, to the Knowledge of Company’s management, threatened against Company, or against any property, asset, interest or right of Company, that might reasonably be expected to have a Material Adverse Effect or that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement.

7.8 Regulatory Compliance. To the best Knowledge of Company, it has not violated any Requirement of Law, the violation of which would be reasonably likely to have a Material Adverse Effect. Further, Company and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Company’s failure to comply with ERISA that could result in Company’s incurring any material liability. Company is not an “investment company” or a company “controlled” by an

“investment company” within the meaning of the Investment Company Act of 1940.

7.9 Capitalization. Company is authorized to issue fifty million (50,000,000) shares of Company Stock. Five million eight hundred seventy eight thousand three hundred thirty six (5,878,336) shares of Company Stock are issued and outstanding. All of the issued and outstanding Company Stock has been duly authorized and is validly issued, fully paid, and nonassessable. Other than as otherwise provided for herein or reflected Schedule 7.9, attached hereto and incorporated herein by reference, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Company to issue, sell, or otherwise cause to become outstanding any of its capital stock.

7.10 Disclosure. No representation or warranty made by Company in this Agreement or in its SEC Filings or in any writing furnished or to be furnished pursuant to or in connection with this Agreement knowingly contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading.

7.11 Material Defaults. Company is not in material default, or alleged to be in default, under any material agreement, contract, lease, mortgage, commitment, instrument or obligation, and no other party to any agreement, contract, lease, mortgage, commitment, instrument or obligation to which Company is a party is in default thereunder, which default would materially and adversely affect the properties, assets, business or prospects of Company.

7.12 Tax Returns and Disputes. Company has filed all Tax Returns (federal, state and local) required to be filed by it, has paid all Taxes shown to be due and payable on the returns or any assessments or penalties received by it and all other Taxes (federal, state and local) due and payable by it. There are no audits pending and there are no present disputes as to Taxes of any nature payable by Company.

7.13 Financial Condition. The audited financial statements of Company for the period ended December 31, 2003 and the unaudited financial statements of Company for the nine months ended September 30, 2004 (collectively, the “Company Financial Statements”) present fairly the financial position, results of operations and cash flows of Company at the dates and for the fiscal periods then ended, in accordance with GAAP (except, with respect to the unaudited interim Company Financial Statements, for the absence of footnotes thereto and subject to customary year end adjustments).

7.14 No Material Adverse Change. Since September 30, 2004, there has been no Material Adverse Change in the business, financial condition, results of operations, assets, or liabilities of Company.

7.15 Disclosure. The representations and warranties of Company contained in this Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading to Parent.

7.16 Other Matters. Company has not taken and has not agreed to take any action, and has no Knowledge of any fact or circumstances that would materially impede or delay the consummation of the transactions contemplated under this Agreement.

7.17 Advice of Changes. Between the Effective Date hereof and the Closing Date, Company shall promptly advise Parent in writing of any fact which, if existing or known at the Effective Date, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known at the Effective Date, would have made any of the representations contained herein untrue.

7.18 Lack of Fairness Opinion. The Board of Directors of Company has made a well informed, independent, good faith decision to not obtain any type of written opinion from a qualified professional that the Merger is fair, from a financial point of view.

7.19 Tax-Free Transaction. Neither Company nor any of its Subsidiaries knows of any fact or has taken, or failed to take, any action that could prevent the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Code.

VIII

REPRESENTATIONS AND WARRANTIES BY MERGER SUB

Parent and Merger Sub, jointly and severally, hereby represent and warrant to Company as follows:

8.1 Generally. Parent and Merger Sub, jointly and severally, hereby represent and warrant to Company that the statements contained in this Article VIII are correct and complete as of the Effective Date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article VIII), except as expressly set forth to the contrary herein and in Schedules attached to this Agreement, corresponding to the lettered and numbered paragraphs contained in this Article VIII.

8.2 Organization and Qualification. Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Merger Sub is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.

8.3 Capitalization. The entire authorized capital stock of Merger Sub consists of one thousand (1,000) shares of Merger Sub Stock, of which all one thousand (1,000) shares of Merger Sub Stock are issued and outstanding. All of the issued and outstanding shares of Merger Sub Stock have been duly authorized and are validly issued, fully paid, and nonassessable. Other than as reflected Schedule 8.3, attached hereto and incorporated herein by reference, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Merger Sub to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Merger Sub, other than as reflected on Schedule 8.3.

8.4 Authorization.

8.4.1. Operation of Business. Merger Sub has the requisite corporate power and authority and all requisite licenses, permits and franchises necessary to own and operate its properties and to carry on its business as now being conducted. Merger Sub is also duly qualified and in good standing as a foreign corporation authorized to do business in every jurisdiction in which it owns or leases properties, or conducts any business, so as to require qualification.

8.4.2 Execution of Agreement. Merger Sub has the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder. All corporate proceedings have been taken and all corporate authorizations have been secured which are necessary to authorize the execution, delivery, and performance by Merger Sub of this Agreement. This Agreement has been duly and validly executed and delivered by Merger Sub and constitutes the valid and binding obligations of Merger Sub, enforceable in accordance with the respective terms, provided, however, that Merger Sub cannot consummate the Merger unless and until it receives the Requisite Stockholder Approval.

8.5 Effect of Agreement. As of the Closing, the consummation by Merger Sub of the transactions herein contemplated, including the execution, delivery and consummation of this Agreement, will comply with all applicable law and will not:

(a) Violate any Requirement of Law applicable to or binding upon Merger Sub;
(b) Violate (i) the terms of the Certificate of Incorporation or Bylaws of Merger Sub; or, (ii) any material agreement, contract, mortgage, indenture, bond, bill, note, or other material instrument or writing binding upon Merger Sub or to which Merger Sub is subject;
(c) Accelerate or constitute an event entitling the holder of any indebtedness of Merger Sub to accelerate the maturity of such indebtedness or to increase the rate of interest presently in effect with respect to such indebtedness; or

(d) Result in the breach of, constitute a default under, constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets or any other properties of Merger Sub under any agreement, commitment, contract (written or oral) or other instrument to which Merger Sub is a party or by which it is bound or affected.

8.6 Legal Proceedings. Except as set forth in Schedule 8.6, attached hereto and incorporated herein by reference, there is no claim, legal action, suit, arbitration, investigation or hearing, notice of claims or other legal, administrative or governmental proceedings pending or to the best knowledge of Merger Sub, threatened against Merger Sub (or in which Merger Sub is plaintiff or otherwise a party thereto), and, to the best knowledge of Merger Sub, there are no facts existing which might result in any such claim, action, suit, arbitration, investigation, hearing, notice of claim or other legal, administrative or governmental proceeding. Merger Sub has not waived any statute of limitations or other affirmative defense with respect to any of its liabilities. There is no continuing order, injunction or decree of any court, arbitrator or governmental or administrative authority to which Merger Sub is a party or to which it or any of its assets are subject. Merger Sub has not been permanently or temporarily enjoined or barred by order, judgment or decree of any court or other tribunal or any agency or regulatory body from engaging in or continuing any conduct or practice.

8.7 Material Agreements and Arrangement. Except as set forth in Schedule 8.7, attached hereto and incorporated herein by reference, Merger Sub is not a party to, nor are any of its assets bound by or subject to, any contract, commitment, agreement, order, judgment, decree, law, statute, ordinance, rule, regulation, or other restriction of any kind or character which would, individually or in the aggregate, result in a Material Adverse Change to Merger Sub. Merger Sub is also not a party or subject to any agreement, contract or other obligation which would require the making of any payment, other than payments contemplated by this Agreement, to any other Person as a result of the consummation of the transactions contemplated herein.

8.8  Undisclosed Liabilities. Merger Sub does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for those set forth on Schedule 8.8, attached hereto and incorporated herein by reference.

8.9 Disclosure. No representation or warranty made by Merger Sub in this Agreement or in any writing furnished or to be furnished pursuant to or in connection with this Agreement knowingly contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading. Merger Sub has disclosed to Company all material information known to it related to Merger Sub.

8.10 Material Defaults. Merger Sub is not in material default, or alleged to be in default, under any material agreement, contract, lease, mortgage, commitment, instrument or obligation, and no other party to any agreement, contract, lease, mortgage, commitment, instrument or obligation to which Merger Sub is a party is in default thereunder, which default would materially and adversely affect the properties, assets, business, or prospects of Merger Sub.

8.11 Other Matters. Merger Sub has not taken and has not agreed to take any action, and has no Knowledge of any fact or circumstances that would materially impede or delay the consummation of the transactions contemplated under this Agreement.

8.12 Advice of Changes. Between the Effective Date hereof and the Closing Date, Merger Sub shall promptly advise Company in writing of any fact which, if existing or known at the Effective Date, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known at the Effective Date, would have made any of the representations contained herein untrue.

IX

CONDUCT OF BUSINESS PRIOR TO CLOSING

9.1 Conduct Prior to Closing. Parent hereby covenants and agrees that, prior to the Closing, unless the prior written consent of Company shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise contemplated in this Agreement, Parent and Merger Sub shall both operate its respective business only in the usual, regular, and Ordinary Course of Business and in accordance with its prior practices, and shall use its reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises, and business and customer relations necessary to run its business as currently run.

9.2 Forbearances. From the Effective Date until the Closing, Parent covenants and agrees to ensure that neither Parent nor Merger Sub will (other than as contemplated in this Agreement) do any of the following without the prior written consent of Company acting in good faith:

(a) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or otherwise purchase or redeem, directly or indirectly, any shares of its capital stock;

(b) issue, sell or deliver or enter into any agreement to issue, sell or deliver any shares of its capital stock or any options, warrants, or other rights, agreements, commitments, arrangements or understandings of any kind, contingent or otherwise, to purchase, sell or deliver any such shares, or any securities convertible into or exchangeable for any such shares, or effect any stock split, or otherwise change, combine or reclassify its authorized capitalization;

(c) incur any indebtedness or issue or sell any debt securities or prepay any debt;

(d) mortgage, pledge or otherwise subject to any material lien or lease, any of its properties or assets, tangible or intangible or permit or suffer any such property or asset to be subjected to any material lien or lease; or license or dispose of any material assets, except in the Ordinary Course of Business consistent with its prior practice;

(e) forgive or cancel any debts or claims, or waive any rights, except for fair value;

(f) modify or extend the current term of any material agreement, or waive any material rights thereunder;

(g) pay any bonus to any employee or agent or contractor, or grant to any employee or agent or contractor any increase in compensation except in the Ordinary Course of Business consistent with its prior practice, or enter into any employment, severance, termination or similar agreement with any employee or agent or contractor;

(h) amend its Certificate of Incorporation or Bylaws or any other organizational documents;

(i) make any material changes in policies or practices relating to business practices or other terms accounting therefore or in policies of employment;

(j) enter into any type of business not conducted by it as of the Effective Date or create or organize any subsidiary or enter into or participate in any joint venture or partnership;

(k) except as otherwise expressly contemplated by this Agreement, enter into any agreement or transactions with any Affiliates or make any amendment or modification to any such agreement;

(l) make or change any election in respect of Taxes or settle any claim related to Taxes; or

(m) enter into any contract, commitment or arrangement to do any of the foregoing.

9.2 Full Access. Each Party will permit representatives of the other to have full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each Party. Each Party will treat and hold as such any Confidential Information it receives from the other in the course of the reviews contemplated by this Section 9.2, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to the other Party all tangible embodiments (and all copies) thereof which are in its possession.

9.3 Exclusivity. Parent will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to all or any of the capital stock or assets of Merger Sub or Parent (including any acquisition structured as a merger, consolidation, or share exchange); provided, however, that Merger Sub and Parent, and their respective directors and officers, will remain free to (i) assist or participate in or facilitate any discussions or negotiations; or, (ii) furnish any information, in regard to any attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require. Parent shall notify Company immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

9.4 Pre-Existing Indemnification Obligations. Company, as the Surviving Corporation in the Merger, will observe any indemnification provisions now existing in the Certificate of Incorporation or Bylaws of Merger Sub for the benefit of any individual who served as a director or officer of Merger Sub at any time prior to the Effective Date, as well as all written agreements providing similar protections and rights to the same group.

9.5 SEC Merger Filings.

9.5.1. Parent Obligation to File. As promptly as practicable after the execution of this Agreement, Parent will prepare and file with the SEC any and all additional SEC Filings which are reasonably required as a result of the transactions envisioned hereunder (together with any amendments thereof or supplements thereto, collectively referred to herein as the “SEC Merger Filings”). Parent will use its reasonable best efforts to cause the SEC Merger Filings to become effective as promptly as practicable, and, will take all or any action required under any applicable federal or state securities laws in connection with the Merger. Each of Parent and Company will furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the SEC Merger Filings. None of the SEC Merger Filings will be filed with the SEC by, and no amendment or supplement to the SEC Merger Filings will be made by, Parent without the approval of Company, (which approval will not be unreasonably withheld or delayed). Parent will advise Company, promptly after it receives notice thereof, of the time when the SEC Merger Filings become effective or any supplement or amendment has been filed, and of all other communications from the SEC in regard to the SEC Merger Filings.

9.5.2. Accuracy of Information. Parent shall ensure that the information included in the SEC Merger Filings will not, at (i) the time the SEC Merger Filings are declared effective; and, (ii) the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Closing Date any event or circumstance relating to Parent or any of its officers or directors should be discovered by Parent which should be set forth in an amendment or a supplement to the SEC Merger Filings, Parent will promptly inform Company. The SEC Merger Filings will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder, and the Exchange Act and the rules and regulations thereunder.

X

CONDITIONS PRECEDENT

10.1 Mutual Obligations.  The Parties agree as follows with respect to the period from and after the execution of this Agreement up to the Closing:

10.1.1. General. Each of the Parties will use its best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of all conditions for Closing established herein).

10.1.2. Notices and Consents. Each Party will give any notices to third parties, and will use its best efforts to obtain any third party consents the other reasonably may request in connection with the Merger.

10.1.3. Regulatory Matters and Approvals. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to herein.

10.1.4. Delaware Law. Merger Sub will call a special meeting of its stockholders (the “Special Merger Sub Meeting”) as soon as reasonably practicable in order that the stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with Delaware Law. Company will call a special meeting of its stockholders (the “Special Company Meeting”) as soon as reasonably practicable in order that the stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with Delaware

Law.

10.1.5. Notice of Developments. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties hereunder. No disclosure by any Party pursuant to this Section 10.1.5., however, shall be deemed to amend or supplement the Schedules attached hereto or serve to prevent or cure any misrepresentation, breach of warranty, or breach of covenant hereunder.

10.1.6. Certificate of Merger. The Parties shall execute the Certificate of Merger, which shall be filed with the Office of the Secretary State of Delaware as part of the legal compliance with Delaware Law.

10.2 Conditions to Obligation of Company. The obligation of Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions, any or all of which Company may waive if it executes a writing so stating at or prior to the Closing:

(a) This Agreement and the Merger shall have received the Requisite Stockholder Approval of Merger Sub;

(b) Parent and Merger Sub shall have procured all necessary third party consents;

(c)  The representations and warranties set forth in Articles VI and VIII, above, shall be true and correct in all material respects at and as of the Closing Date;
(d) Parent and Merger Sub shall have performed and complied with all of its respective covenants hereunder in all material respects through the Closing;

(e) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or, (iii) affect adversely the right of the Surviving Corporation to own the former assets, and to operate the former businesses of Merger Sub (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);
(f) this Agreement and the Merger shall have received the Requisite Stockholder Approval of Company; and

(g) all actions to be taken by Parent and Merger Sub in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Company.

10.3 Conditions to Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the transactions to be performed by each in connection with the Closing is subject to satisfaction of the following conditions, any or all of which Parent or Merger Sub may waive if it executes a writing so stating at or prior to the Closing.

(a) This Agreement and the Merger shall have received the Requisite Stockholder Approval of Company;

(b) the representations and warranties set forth in Article VII above shall be true and correct in all material respects at and as of the Closing Date;

(c) Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(d) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or, (iii) affect adversely the right of the Surviving Corporation to own the former assets and to operate the former businesses of Merger Sub (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(e) this Agreement and the Merger shall have received the Requisite Stockholder Approval of Merger Sub; and

(f) all actions to be taken by Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Parent and Merger Sub.

XI

TERMINATION

11.1 Termination of Agreement. Any of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

(a) The Parties may terminate this Agreement by their written consent at any time prior to the Effective Date;

(b) Company may terminate this Agreement by giving written notice to Parent at any time prior to the Effective Date (i) in the event Parent or Merger Sub has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, and Company has notified Parent of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach; or, (ii) if the Closing shall not have occurred on or before the 10th day of July, 2005, by reason of the failure of any condition precedent under Section 10.2 hereof

(unless the failure results primarily from Company breaching any representation, warranty, or covenant contained in this Agreement);

(c) Parent may terminate this Agreement by giving written notice to Company at any time prior to the Effective Date (i) in the event Company has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, and Merger Sub has notified Company of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach; or, (ii) if the Closing shall not have occurred on or before the 10th day of July, 2005, by reason of the failure of any condition precedent under Section 10.3 hereof (unless the failure results primarily from Merger Sub breaching any representation, warranty, or covenant contained in this Agreement);

(d) Any Party may terminate this Agreement by giving written notice to the other Party at any time in the event this Agreement and the Merger fail to receive the Requisite Stockholder Approval for the other Party.

11.2 Effect of Termination. If any Party terminates this Agreement pursuant to this Article XI, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach, and except as otherwise provided for under Section 14.3, below); provided, however, that the confidentiality provisions contained herein shall survive any such termination.

XII

CLOSING AND CLOSING DATE

12.1 Closing. The closing of the transactions contemplated under this Agreement (the “Closing”) shall have taken place on the 29th day of June, 2005, at such place as the Parties may agree, or at such other time as the Parties may agree. The date on which the Closing occurs is also referred to herein as the “Closing Date”.

12.2 Obligations of Parent. At the Closing, Parent shall deliver or cause to be delivered to Company the following:

(a) Executed Board of Directors resolution authorizing the transactions contemplated hereunder;

(b) All share certificates representing shares of Parent Common Stock to be issued as part of the Merger Consideration hereunder, endorsed in favor of the stockholders of Company as required under Sections 4.4, 5.1, and 5.2, above;

(c) Proof of the filing of all SEC Merger Filings required to be made by Parent;

(d) Proof that all directors and officers of Parent existing as of the Effective Date have resigned as of the Closing, and that new directors and officers have been designated and legally elected pursuant to Section 4.2.5., as of the Closing;

(e) Any governmental and third party consents, approvals, and assurances necessary for the consummation of the transactions contemplated by this Agreement.

12.3 Obligations of Merger Sub. At the Closing, Merger Sub shall deliver or cause to be delivered to Company the following:

(a) Executed Board of Directors and Shareholders resolution authorizing the transactions contemplated hereunder;

(b) All share certificates representing ownership of all issued and outstanding shares of Merger Sub Stock; and

(c) Any governmental and third party consents, approvals, and assurances necessary for the consummation of the transactions contemplated by this Agreement.

12.4 Obligations of Company. At the Closing, Company shall deliver or cause to be delivered to Merger Sub:

(a) Executed Board of Directors and Shareholders resolution authorizing the transactions contemplated hereunder;

(b) Share certificates representing one thousand (1,000) shares of Company Common Stock Company, endorsed pro rata in favor of Parent as the sole shareholder of Merger Sub, subject to the terms and conditions of this Agreement;

(c) All share certificates representing ownership of all issued and outstanding shares of Company Common Stock;

(d) Executed Board of Directors and Shareholders resolution authorizing the transactions contemplated hereunder; and

(e)  Any governmental and third party consents, approvals, and assurances necessary for the consummation of the transactions contemplated by this Agreement.

XIII

REGULATORY FILINGS

13.1 Required Filings. The Parties shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental entity. As promptly as practicable after the date hereof, the Parties shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any governmental entity in connection with the Merger and the transactions contemplated hereby.

13.2 Exchange Of Information. Each of the Parties shall promptly supply the other with any information which may be required in order to effectuate any filings or application pursuant to Section 13.1, above. Except where prohibited by applicable legal requirements, each of the Parties shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any governmental entity by or on behalf of any Party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby, coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such Party with any governmental entity in connection with this Agreement or the transactions contemplated hereby. However, with respect to any such filing, presentation or submission, each of the Parties need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any governmental entity applicable to such Party requires such Party to restrict or prohibit access to any such properties or information.

13.3 Notification. Each of the Parties will notify the other promptly upon the receipt of: (i) any comments from any officials of any governmental entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any governmental entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any applicable legal requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 13.1, above, the responsible Party will promptly inform the other of such occurrence and cooperate in filing with the applicable governmental entity such amendment or supplement.

XIV

ADDITIONAL OBLIGATIONS AND AGREEMENTS

14.1 Survival of Representations. All of the covenants, agreements, representations, and warranties made by each Party in this Agreement, or pursuant hereto or in connection with the transactions contemplated hereby, shall survive the Closing for a period of five (5) years.

14.2 Brokers. Each Party represents and warrants that if it has entered into any deal, arrangement, or commitment with any broker or finder who has acted for it in connection with this Agreement or the transactions contemplated hereby, that the Party entering into the deal, arrangement, or commitment will be solely responsible thereunder, and that the other Party will have no obligation thereunder. Each Party agrees to indemnify and hold harmless the other Party with respect to any claim for any brokerage or finder’s fee or other commission.

14.3 Payment of Transaction Expenses. Except as otherwise provided for in this Section 14.3, all Transaction Expenses incurred by the Parties will be borne solely and entirely by the Party that incurred such Transaction Expenses. However, Parent agrees that if Parent terminates this Agreement for any reason other than a material breach of this Agreement by Company, then Parent shall pay by wire transfer of immediately available funds to Company the actual and documented Transaction Expenses of Company, the payment of which will not relieve Parent of any liability or damages resulting from any breach by Parent of any of its representations, warranties, covenants, or agreements set forth in this Agreement.

14.4 Books and Records. Merger Sub shall deliver to Company all books and records of Merger Sub reasonably related to the conduct of its business.

14.5 Payment of Taxes: Filing of Returns. Surviving Corporation shall be liable for the filing of all tax returns and reports and for the payment of all federal, state and local taxes of Merger Sub for any period ending on or prior to the Closing Date. Surviving Corporation shall remain so liable for the payment of all taxes attributable to or relating to said filings. All other Parties are responsible for all reporting and payment obligations related to all Taxes.

14.6 Public Disclosure. Without limiting any other provision of this Agreement, unless otherwise required by a Requirement of Law or the requirements of any listing agreement with any applicable stock exchange, the Parties will use their reasonable best efforts to consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by law or any other applicable national or regional securities exchange. The Parties have agreed to the text of the joint press release announcing the signing of this Agreement.

XV

NOTICES

All notices, requests, demands and other communications required or permitted to be given hereunder shall be effected pursuant to Section 16.10, below, as follows:

If to Company:                                                                      With a copy to:
Mr. Thomas Hemingway                                                    Keith A. Rosenbaum, Esq.
OXFORD MEDIA CORP.                                                 SPECTRUM LAW GROUP, LLP
One Technology Drive                                                       1900 Main Street
Building H                                                                             Suite 125
Irvine, California 92628                                                        Irvine, California 92618

If to Parent or Merger Sub:
c/o Kyleen E. Cane, Esq.
CANE CLARK LLP
3273 E. Warm Springs
Las Vegas, Nevada 89120
XVI

ADDITIONAL PROVISIONS

16.1 Executed Counterparts. This Agreement may be executed in any number of original, fax, electronic, or copied counterparts, and all counterparts shall be considered together as one agreement. A faxed, electronic, or copied counterpart shall have the same force and effect as an original signed counterpart. Each of the Parties hereby expressly forever waives any and all rights to raise the use of a fax machine or E-Mail to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine E-Mail, as a defense to the formation of a contract.

16.2 Successors and Assigns. Except as expressly provided in this Agreement, each and all of the covenants, terms, provisions, conditions and agreements herein contained shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties hereto.

16.3 Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. If any court action is necessary to enforce the terms and conditions of this Agreement, the Parties hereby agree that the Superior Court of California, County of Orange, shall be the sole jurisdiction and venue for the bringing of such action.

16.4 Additional Documentation. The Parties hereto agree to execute, acknowledge, and cause to be filed and recorded, if necessary, any and all documents, amendments, notices, and certificates which may be necessary or convenient under the laws of the State of Delaware.

16.5 Attorney’s Fees. If any legal action (including arbitration) is necessary to enforce the terms and conditions of this Agreement, the prevailing Party shall be entitled to costs and reasonable attorney’s fees.

16.6 Amendment. This Agreement may be amended or modified only by a writing signed by all Parties.

16.7 Remedies.

16.7.1. Specific Performance. The Parties hereby declare that it is impossible to measure in money the damages which will result from a failure to perform any of the obligations under this Agreement. Therefore, each Party waives the claim or defense that an adequate remedy at law exists in any action or proceeding brought to enforce the provisions hereof.

16.7.2. Cumulative. The remedies of the Parties under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

16.8 Waiver. No failure by any Party to insist on the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy on a breach shall constitute a waiver of any such breach or of any other covenant, duty, agreement, or condition. No course of dealing between the Parties, nor any failure to exercise, nor any delay in exercising, any right, power or privilege of either Party shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

16.9 Assignability. This Agreement is not assignable by either Party without the expressed written consent of all Parties.

16.10 Notices. All notices, requests and demands hereunder shall be in writing and delivered by hand, by facsimile transmission, by E-Mail, by mail, by telegram, or by recognized commercial over-night delivery service (such as Federal Express, UPS, or DHL), and shall be deemed given (a) if by hand delivery, upon such delivery; (b) if by facsimile transmission, upon telephone confirmation of receipt of same; (c) if by E-Mail, upon telephone confirmation of receipt of same; (d) if by mail, forty-eight (48) hours after deposit in the United States mail, first class, registered or certified mail, postage prepaid; (e) if by telegram, upon telephone confirmation of receipt of same; or, (f) if by recognized commercial over-night delivery service, upon such delivery.

16.11 Time. All Parties agree that time is of the essence as to this Agreement.

16.12 Disputes.

16.12.1. Mediation. All disputes, claims or controversies arising out of or relating to this Agreement with more than Five Thousand Dollars ($5,000) in controversy, including but not limited to any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be initially submitted to Judicial Arbitration and Mediation Services (“JAMS”) in Orange County, California, or its successor, for mediation. Mediation shall be commenced by providing to JAMS and the other Party a written request for mediation, setting forth the subject of the dispute and the relief requested. The Parties will cooperate with JAMS and with one another in selecting a mediator from JAMS’ panel of neutral mediators, and in scheduling the mediation proceedings. The Parties will participate in the mediation in good faith, and they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either Party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or 45 days after the date of filing the written request for mediation, whichever occurs first. The mediation may continue after the commencement of arbitration if the Parties so desire. Unless otherwise agreed by the Parties, the mediator shall be disqualified from serving as arbitrator in the case. The provisions of this paragraph may be enforced by any Court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorney fees, to be paid by the Party against whom enforcement is ordered.

16.12.2. Arbitration. If the matter is not resolved through mediation under Section 16.12.1., above, then it shall be submitted to JAMS in Orange County, California, or its successor, for final and binding arbitration before a sole arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures if the amount in controversy exceeds $250,000, or pursuant to its Streamlined Arbitration Rules and Procedures if the amount in controversy is $250,000 or less. Judgment on the Award may be entered in any court having jurisdiction.

16.12.3. Small Claims. All disputes, claims, or controversies arising out of or relating to this Agreement with Five Thousand Dollars ($5,000) or less in controversy shall be adjudicated in the Harbor Municipal Court District of the Superior Court of California, County of Orange, according to California law.

16.12.4. Waiver of Jury Trial and Related Rights.  By initialing the space below, the Parties hereby agree to have all disputes, claims or controversies arising out of or relating to this Agreement, which are not resolved by mediation, decided by neutral binding arbitration as provided in this Agreement. Each Party is giving up any rights it might possess to have those matters litigated in a court or jury trial. By initialing in the space below, each Party is giving up its judicial rights to discovery and appeal except to the extent that they are specifically provided for under this Agreement. If either Party refuses to submit to arbitration after agreeing to this provision, that Party may be compelled to arbitrate under federal or state law. The foregoing has been read and understood. Each Party agrees to submit all disputes, claims or controversies arising out of or relating to this Agreement, that have not been resolved by mediation, to binding arbitration in accordance with this Agreement.

16.13 Recitals. The facts recited in Article II, above, are hereby conclusively presumed to be true as between and affecting the Parties.

16.14 Consents, Approvals, and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires consent or approval to be given by a Party, or a Party must or may exercise discretion, the Parties agree that such consent or approval shall not be unreasonably withheld, conditioned, or delayed, and such discretion shall be reasonably exercised. Except as otherwise provided herein, if no response to a consent or request for approval is provided within ten (10) days from the receipt of the request, then the consent or approval shall be presumed to have been given.

16.15 Best Efforts. The Parties shall use and exercise their best efforts, taking all reasonable, ordinary and necessary measures to ensure an orderly and smooth relationship under this Agreement, and further agree to work together and negotiate in good faith to resolve any differences or problems which may arise in the future.

XVII

EXECUTION

IN WITNESS WHEREOF, this Agreement has been executed by the Parties, and shall be effective as of and on the last date set forth below.

PARENT:                                                                     MERGER SUB:
BECOMING ART INC.,                                              OXFORD MEDIA ACQUISITION CORP.,
a Nevada corporation                                                 a Delaware corporation

BY:___________________________                  BY:__________________________

NAME:________________________                NAME:________________________

TITLE:_________________________               TITLE:________________________

DATED:________________________              DATED:_______________________

BY:___________________________                BY:___________________________

NAME:________________________                NAME:________________________

TITLE:________________________                 TITLE:________________________

DATED:_______________________                DATED:_______________________

COMPANY:

OXFORD MEDIA CORP.,
a Delaware corporation

BY:___________________________

NAME:________________________

TITLE:________________________

DATED:_______________________

BY:___________________________

NAME:________________________

TITLE:________________________

DATED:_______________________

INDEX OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit 4.2.1.  Certificate of Merger
Exhibit 4.2.5.  Directors and Officers of Parent

SCHEDULES

Schedule 6.3  Parent Subsidiaries
Schedule 6.7  Parent Legal Proceedings
Schedule 6.9  Parent Capitalization
Schedule 6.11             Parent Employee Benefits
Schedule 6.14             Parent Leases and Similar Agreements
Schedule 6.15             Parent Material Agreements
Schedule 6.16             Parent Employment Agreements
Schedule 6.17             Parent Restrictive Covenants Agreements
Schedule 6.20             Parent Environmental Matters
Schedule 6.25             Parent Title to Assets
Schedule 6.27             Parent Intellectual Property Assets
Schedule 7.3  Company Subsidiaries
Schedule 7.9  Company Capitalization

Schedule 8.3  Merger Sub Capitalization
Schedule 8.6  Merger Sub Legal Proceedings
Schedule 8.7  Merger Sub Material Agreements
Schedule 8.8  Undisclosed Liabilities

EXHIBIT 4.2.1.

CERTIFICATE OF MERGER

EXHIBIT 4.2.5.

DIRECTORS AND OFFICERS OF PARENT

New Directors:                   Thomas C. Hemingway

                                                               T. Richard Hutt

New Officers:                     Chief Executive Officer:                  Thomas C. Hemingway

                                                              President:                                           David L. Parker

                                                             Chief Operating Officer:                    J. Richard Shafer

                                                             Chief Financial Officer:                     David Noyes

                                                             Secretary:                                            T. Richard Hutt

                                                             Chief Technical Officer:                    Herbert Presley

SCHEDULE 6.3

PARENT SUBSIDIARIES

SCHEDULE 6.7

PARENT LEGAL PROCEEDINGS

SCHEDULE 6.9

PARENT CAPITALIZATION

SCHEDULE 6.11

PARENT EMPLOYEE BENEFITS

SCHEDULE 6.14

PARENT LEASES AND SIMILAR AGREEMENTS

SCHEDULE 6.15

PARENT MATERIAL AGREEMENTS

SCHEDULE 6.16

PARENT EMPLOYMENT AGREEMENTS

SCHEDULE 6.17

PARENT RESTRICTIVE COVENANTS AGREEMENTS

SCHEDULE 6.20

PARENT ENVIRONMENTAL MATTERS

SCHEDULE 6.25

PARENT TITLE TO ASSETS

SCHEDULE 6.27

PARENT INTELLECTUAL PROPERTY ASSETS

SCHEDULE 7.3

COMPANY SUBSIDIARIES

SCHEDULE 7.9

COMPANY CAPITALIZATION

SCHEDULE 8.3

MERGER SUB CAPITALIZATION

SCHEDULE 8.6

MERGER SUB LEGAL PROCEEDINGS

SCHEDULE 8.7

MERGER SUB MATERIAL AGREEMENTS

SCHEDULE 8.8

MERGER SUB UNDISCLOSED LIABILITIES